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                                   EXHIBIT 11

                          e.spire COMMUNICATIONS, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Three months ended September 30,     Nine months ended September 30,
                                                                  1999              1998              1999              1998
                                                              ------------      ------------      ------------      ------------
Net Loss                                                      $    (70,019)     $    (38,776)     $   (186,584)     $   (103,316)

Less: Preferred Stock Accretion                                     10,305             9,022            30,002            26,122
                                                              ------------      ------------      ------------      ------------

Net Loss to Common Stockholders                                    (80,324)          (47,798)         (216,586)         (129,438)

Add: Convertible Preferred Dividends Saved                          10,305             9,022            30,002            26,122
                                                              ------------      ------------      ------------      ------------

Net Loss to Common Stockholders, Dilutive Basis               $    (70,019)     $    (38,776)     $   (186,584)     $   (103,316)
                                                              ============      ============      ============      ============


                        AVERAGE SHARES OUTSTANDING

Weighted Average Number of
  Common Shares Outstanding                                     50,267,001        47,732,934        49,550,227        43,574,670

Net additional shares assuming stock options and warrants
  exercised and proceeds used to purchase treasury stock         4,904,199        10,909,882         4,904,199        10,909,882
                                                              ------------      ------------      ------------      ------------

Weighted average number of common and
  common equivalent shares outstanding                          55,171,200        58,642,816        54,454,426        54,484,552
                                                              ============      ============      ============      ============


                             PER SHARE AMOUNTS

Basic earnings per share                                      $      (1.60)     $      (1.00)     $      (4.37)     $      (2.97)
                                                              ============      ============      ============      ============

Diluted earnings per share                                    $      (1.27)     $      (0.66)     $      (3.43)     $      (1.90)
                                                              ============      ============      ============      ============
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